Exhibit 99.3

CONSENT OF SCOTT COX TO BE NAMED AS A DIRECTOR

CONSENT

The undersigned hereby consents to being named in the Registration Statement on Form S-4 and in all subsequent amendments and post-effective amendments or supplements thereto under the Securities Act of 1933, as amended (the “Registration Statement”) of SensaSure Technologies Inc., a Nevada corporation (the “Corporation”), as an individual to become a director of the Corporation and to the inclusion of his biographical information in the Registration Statement.

Dated: March 4, 2024

/s/ Scott Cox
Scott Cox